EXECUTION COPY

GUARANTY

THIS GUARANTY (this “Guaranty”) is made effective as of December 11, 2007 by SONG JINAN, an individual, with his principal business address located at No. 999 Ningqiao Road, Jinqiao Export Processing Zone, Pudong, Shanghai 201206, People’s Republic of China (the “Guarantor”), to and for the benefit of POPE INVESTMENTS II LLC, a Delaware limited liability company, with its principal executive offices located at 5100 Poplar Avenue, Suite 805, Memphis, Tennessee 38137 (“Purchaser”).

WHEREAS, China-Biotics, Inc, a Delaware company (“Issuer”), and Purchaser have entered into that certain Investment Agreement dated as of even date herewith (as amended, supplemented or modified from time to time, the “Agreement”), and Issuer has issued to Purchaser its 4% Senior Convertible Notes Due 2010 in the aggregate principal amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) (the “Notes);

WHEREAS, Guarantor, as an inducement for Purchaser’s entering into the Agreement and purchasing the Notes, offered and agreed to personally guarantee the performance of and full and prompt payment of the Notes in full, with all accrued but unpaid interest and any other payments which may be due thereunder, and to secure his guaranty with a pledge or deposit of Four Million shares of Common Stock of the Issuer;

WHEREAS, it is a condition precedent to Purchaser’s obligation to consummate the transactions contemplated by the Agreement, including the purchase of the Notes that Guarantor execute and deliver this Guaranty; and

WHEREAS, Guarantor acknowledges and confirms that, (a) he will benefit from the Purchaser’s consummation of the transactions contemplated by the Agreement, (b) the Notes constitute valuable consideration to Guarantor, (d) this Guaranty is intended to be an inducement to Purchaser to execute, deliver and perform under the Agreement and to purchase the Notes, and (e) Purchaser is relying upon this Guaranty in consummating the transactions contemplated by the Agreement, including the purchase of the Notes.

NOW, THEREFORE, in consideration of the foregoing and of the covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, and as an inducement for Purchaser to enter into the Notes, Guarantor, intending to be legally bound hereby, agrees as follows:

1. All capitalized terms used in this Guaranty and not defined herein shall have the defined meanings provided in the Agreement. Whenever the context so requires, each reference to gender includes the masculine and feminine, the singular number includes the plural and vice versa. The words “hereof” “herein” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and references to section, article, annex, schedule, exhibit and like references are references to this Guaranty unless otherwise specified. An Event of Default shall “continue” or be “continuing” until such Event of Default has been cured or waived by Purchaser. References in this Guaranty to any person shall include such person and its successors and permitted assigns.

2. Guarantor hereby irrevocably, unconditionally and absolutely guarantees the prompt, complete and full payment and performance when due, no matter how the same shall become due, but subject to any applicable grace periods, of all Notes outstanding from time to time under the Notes, together with all interest thereon and all other sums payable under the Notes, whether in respect of interest, Default Interest, additional fees, expense reimbursement or otherwise, (the “Guaranteed Obligations”).

3. As collateral security for his obligations under this Guaranty, the Guarantor shall pledge Four Million (4,000,000) shares of the Issuer’s Common Stock and shall have executed and delivered to Purchaser a pledge, assignment or similar agreement in form and substance satisfactory to the Purchaser with respect thereto (the “Pledge Agreement”), and shall have taken such other steps or actions as Purchaser may reasonably require to perfect its interest in such collateral.

4. The Guarantor shall also be responsible for and pay, or promptly reimburse the Purchaser all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred in the enforcement or protection of rights hereunder, after proper demand under this Guaranty has been made and not timely honored by Guarantor.

5. This Guaranty is a guaranty of payment and not a guaranty of collection. If any Guaranteed Obligation is not satisfied when due, whether by acceleration or otherwise, the Guarantor shall forthwith satisfy such Guaranteed Obligation, upon demand, and no such satisfaction shall discharge the obligations of the Guarantor hereunder until all Guaranteed Obligations have been indefeasibly paid in cash, or shares and performed and satisfied in full and the Notes irrevocably terminated or converted into equity of the Issuer. The Guarantor reserves the right to (a) set-off against any payment owing hereunder any amounts owing by the Purchaser to the Issuer, and (b) assert defenses which the Issuer may have to payment of any Guaranteed Obligations other than defenses arising from the bankruptcy or insolvency of the Issuer.

6. It is the intention hereof that Guarantor shall remain liable as a principal until the full amount of all Guaranteed Obligations shall have been performed and fully satisfied through payment in cash or conversion into Conversion Shares, or some combination thereof, subject to the provisions of the Notes, , notwithstanding any act, omission or anything else which might otherwise operate as a legal or equitable discharge of Issuer or Guarantor.

7. Guarantor acknowledges and agrees that his obligation hereunder as Guarantor shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of the Issuer or any other guarantor of the Guaranteed Obligations or any other person or his or their respective estates in bankruptcy resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

8. Guarantor agrees that his obligation hereunder is irrevocable, unconditional, and independent of the obligations of Issuer or any other guarantor of the Guaranteed Obligations. Guarantor shall take all reasonable actions to (i) ensure that this Guaranty is and remains enforceable against Guarantor in accordance with its terms and in order to (ii) fully effectuate the purposes, terms and conditions of this Guaranty and the consummation of the transactions contemplated hereby and performance and payment of the Guaranteed Obligations hereunder.

9. Upon payment of any of the Guaranteed Obligations by Guarantor, Guarantor shall be subrogated to the rights of the Purchaser against the Issuer with respect to such Guaranteed Obligations so paid, and the Purchaser agrees to take, at such Guarantor’s expense, such steps as the Guarantor may reasonably request to implement such subrogation.

10. Any notice or request hereunder shall be given to Guarantor or to Purchaser at their respective addresses and in the manner set forth in the Investment Agreement.

11. Guarantor hereby agrees and acknowledges that no course of action or delay, renewal or extension of this Guaranty or any rights or obligations hereunder, release of any other guarantor, release of any collateral, or any of the foregoing, or delay, failure or omission on Purchaser’s part in enforcing this Guaranty or in exercising any right, remedy, option or power hereunder shall affect the liability of Guarantor or operate as a waiver of such or of any other right, remedy, power or option or of any default, nor shall any single or partial exercise of any right, remedy, option or power hereunder affect the liability of Guarantor or preclude any other or further exercise of such or any other right, remedy, power or option. No waiver by Purchaser of any one or more defaults by Guarantor in the performance of any of the provisions of this Guaranty shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature.

12. If any term or provision of this Guaranty is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity or unenforceability without affecting the validity or enforceability of the remainder of this Guaranty, which shall be given effect so far as possible.

13. This Guaranty shall be governed by and construed in accordance with the internal laws of the State of New York. Any judicial proceeding brought by or against Guarantor with respect to any of the Guaranteed Obligations or any of the rights or obligations hereunder, this Guaranty or any related agreement may be brought in any court of competent jurisdiction located the State of Delaware, and, by execution and delivery of this Guaranty, Guarantor accepts for himself and in connection with his properties generally and unconditionally the non-exclusive jurisdiction of the aforesaid courts and irrevocably agree to be bound by any judgment rendered thereby in connection with this Guaranty. Guarantor hereby waives personal service of process and agree that service of process upon Guarantor may be made by certified or registered mail, return receipt requested, at Guarantor’ addresses specified or determined in accordance with Section 10, and service so made shall be deemed completed on the tenth (10th) Business Day after mailing. Any judicial proceeding by Guarantor against Purchaser involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with the Guaranteed Obligations, this Guaranty, shall be brought only in a court located in the State of Delaware. Guarantor acknowledge that Guarantor participated in the negotiation and drafting of this Guaranty, the Agreement, the Notes and the other Transaction Documents (as defined in the Agreement) and that, accordingly, Guarantor shall not move or petition a court construing this Guaranty to construe it more stringently against Purchaser than against Guarantor.

14. This Guaranty may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. This Guaranty may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for purposes of this Section 14, and Guarantor agrees that he will be bound by his own facsimile signature and that he accepts the facsimile signature of each other party to this Guaranty.

15. This Guaranty constitutes the entire agreement between Guarantor and Purchaser with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Neither this Guaranty nor any provision hereof may be changed, modified, amended, restated, waived, supplemented, canceled or terminated other than by an agreement in writing signed by Purchaser and Guarantor. The Purchaser may, without any notice to or consent from Guarantor, assign rights under this Guaranty in connection with the transfer, sale, assignment, pledge or other alienation of any of the Notes. Guarantor may not assign its right, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Purchaser.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Guaranty as of the day and year first above written.

GUARANTOR:

SONG JINAN

/s/ Song Jinan

PURCHASER:

POPE INVESTMENTS II LLC By: Pope Asset Management, LLC Its: Manager

By:	/s/ William P. Wells
Name:	William P. Wells
Title:	Manager